UNDERWRITING AGREEMENT

BETWEEN

T. ROWE PRICE SHORT-TERM BOND FUND, INC.

AND

T. ROWE PRICE INVESTMENT SERVICES, INC.

THIS UNDERWRITING AGREEMENT, made as of the 20th day of October 2004, by and between T. ROWE PRICE SHORT-TERM BOND FUND, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Fund"), and T. ROWE PRICE INVESTMENT SERVICES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Distributor").

WITNESSETH:

WHEREAS, the Fund proposes to engage in business as an open-end management investment company and to register as such under the federal Investment Company Act of 1940, as amended ("ICA-40"); and

WHEREAS, the shares of the Fund`s capital stock may be divided into classes (all such shares being referred to herein as "Shares") and the Fund currently is authorized to offer more than one class of Shares; and

WHEREAS, the Distributor is engaged principally in the business of distributing shares of the investment companies sponsored and managed by either T. Rowe Price Associates, Inc. ("Price Associates") or T. Rowe Price International, Inc. ("Price International") and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, ("SEA-34") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

WHEREAS, the Fund desires the Distributor to act as the distributor in the public offering of its shares; and

WHEREAS, the Fund has adopted one or more plans pursuant to Rule 12b-1 under the ICA-40 (the "Plan") with respect to one or more classes of Shares (the "12b-1 Shares") authorizing payments by the Fund to the Distributor or others with respect to the distribution and/or provision of shareholder and administrative services with respect to such 12b-1 Shares;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.Delivery of Fund Documents. The Fund has furnished Distributor with copies, properly certified or authenticated, of each of the following:

(a)Articles of Incorporation, dated October 31, 1983.

(b)By-Laws of the Fund as in effect on the date hereof.

(c)Resolutions of the Board of Directors of the Fund selecting Distributor as principal underwriter and approving this form of agreement.

The Fund shall furnish the Distributor from time to time with copies, properly certified or authenticated, of all the amendments of, or supplements to, the foregoing, if any.

The Fund shall furnish Distributor promptly with properly certified or authenticated copies of any registration statements filed by it with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("SA-33") or ICA-40, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

2.Sale of Shares. Subject to the provisions of Paragraphs 3, 4, and 6 hereof, and to such minimum purchase requirements as may from time to time be currently indicated in the Fund`s prospectus, the Distributor is authorized to sell, as agent on behalf of the Fund, Shares authorized for issuance and registered under SA-33. Distributor may also sell Shares under offers of exchange between and among the investment companies for which Price Associates and/or Price International act as investment advisers ("Price Funds"). Distributor may also purchase as principal such Shares for resale to the public. Such sale will be made by Distributor on behalf of the Funds by accepting unconditional orders to purchase the Shares placed with Distributor by investors or by selected dealers and such purchases will be made by Distributor only after acceptance by Distributor of such orders. The sales price to the public of such Shares shall be the public offering price as defined in Paragraph 5 hereof.

The Distributor shall have the right to enter into selected dealer agreements with registered and qualified securities dealers and other financial institutions of its choice for the sale of Shares, provided that the Fund shall approve the forms of such agreements. Within the United States, the Distributor shall offer and sell Shares only to such selected dealers as are members in good standing of the NASD or are institutions exempt from registration under applicable federal securities laws. Shares sold to selected dealers shall be for resale by such dealers only at the public offering price as defined in Paragraph 5 hereof.

3.Sale of Shares by the Fund. The rights granted to the Distributor shall be nonexclusive in that the Fund reserves the right to sell its Shares to investors pursuant to applications received and accepted by the Fund or its transfer agent. Further, the Fund reserves the right to issue Shares in connection with the merger or consolidation of any other investment company, trust or personal holding company with the Fund or the Fund`s acquisition by the purchase or otherwise, of all or substantially all of the assets of an investment company, trust or personal holding company. Any right granted to Distributor to accept orders for Shares, or to make sales on behalf of the Fund or to purchase Shares for resale, will not apply to Shares issued in connection with the merger or consolidation of any other investment company with the Fund or its acquisition by purchase or otherwise, of all or substantially all of the assets of any investment company, trust or personal holding company, or substantially all of the outstanding shares or interests of any such entity, and such right shall not apply to Shares that may be offered by the Fund to shareholders by virtue of their being shareholders of the Fund.

4.Shares Covered by this Agreement. This Agreement relates to the issuance and sale of Shares that are duly authorized, registered, and available for sale by the Fund, including redeemed or repurchased Shares if and to the extent that they may be legally sold and if, but only if, the Fund authorizes the Distributor to sell them.

5.Public Offering Price. All Shares sold by the Distributor pursuant to this Agreement shall be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per share, as determined in the manner provided in the Fund`s Articles of Incorporation, as now in effect, or as they may be amended (and as reflected in the Fund`s then current prospectus), next determined after the order is accepted by the Distributor. The Distributor will process orders submitted by brokers for the sale of Shares at the public offering price exclusive of any commission charged by such broker to his customer.

6.Suspension of Sales. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be accepted by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Fund reserves the right to suspend sales and Distributor`s authority to accept orders for Shares on behalf of the Fund if, in the judgment of the Board of Directors of the Fund, it is in the best interests of the Fund to do so, such suspension to continue for such period as may be determined by the Board of Directors of the Fund; and in that event, no orders to purchase Shares shall be processed or accepted by the Distributor on behalf of the Fund while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by Distributor before it had knowledge of the suspension, unless otherwise directed by the Board of Directors of the Fund.

7.Solicitation of Orders. In consideration of the rights granted to the Distributor under this Agreement, Distributor will use its best efforts (but only in states in which Distributor may lawfully do so) to obtain from investors unconditional orders for Shares authorized for issuance by the Fund and registered under SA-33, provided that Distributor may in its discretion reject any order to purchase Shares. This does not obligate the Distributor to register or maintain its registration as a broker or dealer under the state securities laws of any jurisdiction if, in the discretion of the Distributor, such registration is not practical or feasible. The Fund shall make available to the Distributor at the expense of the Distributor such number of copies of the Fund`s currently effective prospectus as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares.

8.Authorized Representations. The Fund is not authorized by the Distributor to give, on behalf of the Distributor, any information or to make any representations other than the information and representations contained in a registration statement or prospectus filed with the

SEC under SA-33 and/or ICA-40, covering Shares, as such registration statement and prospectus may be amended or supplemented from time to time.

Neither Distributor nor any selected dealer nor any other person is authorized by the Fund to give on behalf of the Fund any information or to make any representations in connection with the sale of Shares other than the information and representations contained in a registration statement or prospectus filed with the SEC under SA-33 and/or ICA-40, covering Shares, as such registration statement and prospectus may be amended or supplemented from time to time, or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund. This shall not be construed to prevent the Distributor from preparing and distributing tombstone ads and sales literature or other material as it may deem appropriate. No person other than Distributor is authorized to act as principal underwriter (as such term is defined in ICA-40, as amended) for the Fund.

9.Registration and Sale of Additional Shares. The Fund will, from time to time, use its best efforts to register under SA-33, such Shares of the Fund as Distributor may reasonably be expected to sell on behalf of the Fund. In connection therewith, the Fund hereby agrees to register an indefinite number of Shares pursuant to Rule 24f-2 under ICA-40, as amended. The Fund will, in cooperation with the Distributor, take such action as may be necessary from time to time to qualify such Shares (so registered or otherwise qualified for sale under SA-33), in any state mutually agreeable to the Distributor and the Fund, and to maintain such qualification.

10.Expenses. The Fund shall pay all fees and expenses:

a.in connection with the preparation, setting in type and filing of any registration statement and prospectus under SA-33 and/or ICA-40, and any amendments or supplements that may be made from time to time;

b.in connection with the registration and qualification of Shares for sale in the various states in which the Fund shall determine it advisable to qualify such Shares for sale. (Including registering the Fund as a broker or dealer or any officer of the Fund or other person as agent or salesman of the Fund in any state.);

c.of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Fund in their capacity as such;

d.of preparing, setting in type, printing and mailing prospectuses annually to existing shareholders;

e.in connection with the issue and transfer of Shares resulting from the acceptance by Distributor of orders to purchase Shares placed with the Distributor by investors, including the expenses of confirming such purchase orders; and

f.of any issue taxes or (in the case of Shares redeemed) any initial transfer taxes.

The Distributor shall pay (or will enter into arrangements providing that persons other than Distributor shall pay) all fees and expenses:

a.of printing and distributing any prospectuses or reports prepared for its use in connection with the distribution of Shares to the public;

b.of preparing, setting in type, printing and mailing any other literature used by the Distributor in connection with the distribution of the Shares to the public;

c.of advertising in connection with the distribution of such Shares to the public;

d.incurred in connection with its registration as a broker or dealer or the registration or qualification of its officers, directors or representatives under federal and state laws; and

e.incurred in connection with the sale and offering for sale of Shares which have not been herein specifically allocated to the Fund.

11.Payment of the Distributor Under the Plan.

a.The Fund shall pay fees to the Distributor, or to such persons as the Fund or Distributor may direct, for distribution, shareholder and/or administrative servicing expenses with respect to the Fund`s 12b-1 Shares. Such fees shall be paid under the Plan(s) adopted by the Fund and this Agreement.

b.So long as any such Plan or any amendment thereto is in effect, the Distributor shall inform the Board of the distribution expenses and shareholder and administrative servicing expenses incurred with respect to the 12b-1 Shares by the Distributor. So long as any such Plan (or any amendment thereto) is in effect, at the request of the Board or any agent or representative of the Fund, the Distributor shall provide such additional information as may reasonably be requested concerning the activities of the Distributor hereunder and the costs incurred in performing such activities with respect to the 12b-1 Shares.

12.Conformity With Law. Distributor agrees that in selling Shares it shall duly conform in all respects with the laws of the United States and any state in which such Shares may be offered for sale by Distributor pursuant to this Agreement and to the rules and regulations of the NASD.

13.Independent Contractor. Distributor shall be an independent contractor and neither Distributor, nor any of its officers, directors, employees, or representatives is or shall be an employee of the Fund in the performance of Distributor`s duties hereunder. Distributor shall be responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employee taxes thereunder.

14.Indemnification. Distributor agrees to indemnify and hold harmless the Fund and each of its directors, officers, employees, representatives and each person, if any, who controls the Fund within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which the Fund or such of its directors, officers, employees, representatives or controlling person may become subject under SA-33, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by Distributor or any of Distributor`s directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, shareholder report or other information covering Shares filed or made public by the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Fund by Distributor. In no case (i) is Distributor`s indemnity in favor of the Fund, or any person indemnified to be deemed to protect the Fund or such indemnified person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement or (ii) is Distributor to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against the Fund or any person indemnified unless the Fund or such person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or upon such person (or after the Fund or such person shall have received notice of such service on any designated agent). However, failure to notify Distributor of any such claim shall not relieve Distributor from any liability which Distributor may have to the Fund or any person against whom such action is brought otherwise than on account of Distributor`s indemnity agreement contained in this Paragraph.

Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any such claim, but, if Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by Distributor and satisfactory to the Fund, to its directors, officers, employees or representatives, or to any controlling person or persons, defendant or defendants, in the suit. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, the Fund, its directors, officers, employees, representatives or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional legal counsel retained by them. If Distributor does not elect to assume the defense of any such suit, Distributor will reimburse the Fund, such directors, officers, employees, representatives or controlling person or persons, defendant or defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them. Distributor agrees to promptly notify the Fund of the commencement of any litigation or proceedings against it or any of its directors, officers, employees or representatives in connection with the issue or sale of any Shares.

The Fund agrees to indemnify and hold harmless Distributor and each of its directors, officers, employees, representatives and each person, if any, who controls Distributor within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which Distributor or such of its directors, officers, employees, representatives or controlling person may become subject under SA-33, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Fund or any of the Fund`s directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, shareholder report or other information covering Shares filed or made public by the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to Distributor by the Fund. In no case (i) is the Fund`s indemnity in favor of the Distributor, or any person indemnified to be deemed to protect the Distributor or such indemnified person against any liability to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against Distributor, or person indemnified unless Distributor, or such person, as the case may be, shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor or upon such person (or after Distributor or such person shall have received notice of such service on any designated agent). However, failure to notify the Fund of any such claim shall not relieve the Fund from any liability which the Fund may have to Distributor or any person against whom such action is brought otherwise than on account of the Fund's indemnity agreement contained in this Paragraph.

The Fund shall be entitled to participate, at its own expense, in the defense, or, if the Fund so elects, to assume the defense of any suit brought to enforce any such claim, but, if the Fund elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Fund and satisfactory to Distributor, to its directors, officers, employees or representatives, or to any controlling person or persons, defendant or defendants, in the suit. In the event that the Fund elects to assume the defense of any such suit and retain such legal counsel, Distributor, its directors, officers, employees, representatives or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional legal counsel retained by them. If the Fund does not elect to assume the defense of any such suit, the Fund will reimburse Distributor, such directors, officers, employees, representatives or controlling person or persons, defendant or defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them. The Fund agrees to promptly notify Distributor of the commencement of any litigation or proceedings against it or any of its directors, officers, employees, or representatives in connection with the issue or sale of any Shares.

15.Duration and Termination of This Agreement. This Agreement shall become effective upon its execution ("effective date") and, unless terminated as provided, shall remain in effect through April 30, 2005 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the directors of the Fund who are not interested persons of Distributor or of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and by vote of the directors of the Fund or of a majority of the outstanding voting securities of the Fund. This Agreement may, on 60 days` written notice, be terminated at any time, without the payment of any penalty, by the vote of a majority of the directors of the Fund who are not interested persons of Distributor or the Fund, by a vote of a majority of the outstanding voting securities of the Fund, or by Distributor. This Agreement will automatically terminate in the event of its assignment. In interpreting the provisions of this Paragraph 15, the definitions contained in Section 2(a) of ICA-40 (particularly the definitions of "interested person," "assignment," and "majority of the outstanding securities") shall be applied.

16.Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. If the Fund should at any time deem it necessary or advisable in the best interests of the Fund that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or other governmental authority or to obtain any advantage under state or federal tax laws and notifies Distributor of the form of such amendment, and the reasons therefor, and if Distributor should decline to assent to such amendment, the Fund may terminate this Agreement forthwith. If Distributor should at any time request that a change be made in the Fund`s Articles of Incorporation or By-Laws or in its methods of doing business, in order to comply with any requirements of federal law or regulations of the SEC, or of a national securities association of which Distributor is or may be a member relating to the sale of Shares, and the Fund should not make such necessary change within a reasonable time, Distributor may terminate this Agreement forthwith.

17.Separate Agreement as to Classes. The amendment or termination of this Agreement with respect to any class of Shares shall not result in the amendment or termination of this Agreement with respect to any other class of Shares unless explicitly so provided.

18.Miscellaneous. It is understood and expressly stipulated that neither the shareholders of the Fund, nor the directors of the Fund shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, 100 East Pratt Street, Baltimore, Maryland 21202, and if to the Distributor, at 100 East Pratt Street, Baltimore, Maryland 21202.

ATTEST:	T. ROWE PRICE SHORT-TERM BOND FUND, INC.
/s/Patricia B. Lippert Patricia B. Lippert, Secretary	/s/Edward A. Wiese By: Edward A. Wiese, President

ATTEST:	T. ROWE PRICE INVESTMENT SERVICES, INC.
/s/Barbara A. Van Horn Barbara A. Van Horn, Secretary	/s/Henry H. Hopkins By: Henry H. Hopkins, Vice President

L:TRPPRODEDGAgreementsUnderwriting AgreementsUnderSTB2.fm